EXHIBIT 2.5.1

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

                  AMENDMENT, dated as of July 2, 1998, to Agreement and Plan of Merger, dated as of April 26, 1998 (the "Merger Agreement"), by and among MFS Acquisition Corp., a Delaware corporation ("Buyer"), Able Telcom Holding Corp., a Florida corporation ("Parent"), MFS Network Technologies Inc., a Delaware corporation ("Seller"), and MFS Communications Company, Inc., a Delaware corporation ("MFS").

                                   WITNESSETH:

                  WHEREAS, the parties hereto have entered into the Merger Agreement; and

                  WHEREAS, in accordance with Section 18a of the Merger Agreement the parties hereto wish to amend certain provisions of the Merger Agreement as herein provided;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                  1.  AMENDMENTS TO SECTION 1.

                  (a) Section 1 of the Merger Agreement is hereby amended to delete thereform the defined term "Master Services Agreement" and substitute in lieu thereof the following:

                  ""MASTER SERVICES AGREEMENT" is the Master Services Agreement in form as attached to this Amendment as Exhibit 1a."

                  (b) Section 1 of the Merger Agreement is hereby further amended to delete thereform the defined term "Stock Pledge Agreement" and substitute in lieu thereof the following:

                  ""STOCK PLEDGE AGREEMENT" is the Stock Pledge Agreement in form as attached to this Amendment as Exhibit 1b."


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                  (c) Section 1 of the Merger Agreement is hereby further
amended to delete thereform all defined terms that are no longer used in the Merger Agreement after giving effect to the other amendments to the Merger Agreement provided for in this Amendment.

                  2. AMENDMENTS TO SECTION 3.

                  (a) The parties acknowledge that the "Estimated Merger Consideration" for the purposes of the Closing shall be deemed to be $101,405,217.

                  (b) The following shall be added as Section 3(l) of the Merger
Agreement:

                  "Without limiting the rights to the adjustments of the Estimated Merger Consideration contemplated by Section 3 of this Agreement, Parent hereby waives any rights of indemnity under Section 14d resulting from or arising out of the alleged breach of any representation or warranty made by MFS, including without limitation Sections 6e and 6f of this Agreement, with respect to the balance sheet of Seller as of March 31, 1998 audited by Arthur Andersen and provided to Parent in connection with the transactions contemplated by this Agreement or in respect of any alleged default under the Guaranty Agreement, dated November 1, 1996, by MFS in favor of Credit Lyonnais, New York Branch ."

                  3. AMENDMENTS TO SECTION 4.

                  (a) Section 4(a) of the Merger Agreement is hereby amended in its entirety to read as follows:

                  "The Closing shall be deemed to occur on July 2, 1998, subject to Parent's compliance with the next two sentences. On July 2, 1998, Parent shall (a) direct the Escrow Agent to pay the Deposit to MFS on July 3, 1998 and (b) give irrevocable instructions to pay to MFS in United States Dollars, in immediately available funds, $5,000,000 on July 3, 1998. On July 3, 1998, Parent shall deliver to MFS a promissory note (the "Promissory Note") in the form attached hereto as Exhibit 4a payable to MFS, or order, in the principal amount equal the excess of the Estimated Merger Consideration over $15,000,000, in


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                  addition, on July 6, 1998, but only following MFS'
                  acknowledgment of receipt of the $5,000,000 payment contemplated by clause (b) of the preceding sentence, Parent shall caused to be filed the certificate of merger necessary to effect the Merger."

                  (b) Section 4(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

                  "After the Closing, and within two business days after the determination of the Adjusted Stockholder's Equity and the Net Advance Adjustment pursuant to Section 3 which results in a determination that the Merger Consideration is different from the Estimated Merger Consideration, Parent shall execute and deliver to MFS, in exchange for MFS' delivery to Parent of the original Promissory Note, a replacement Promissory Note in the form attached hereto as Exhibit 4a payable to MFS, or order, in the principal amount equal to the excess of the Merger Consideration over (a) $15,000,000 plus (b) any prepayments or other principal payments made under the Note as of such date (from and after such replacement, "Promissory Note" being deemed to refer to such replacement Promissory Note) and as to which Parent shall be deemed to have made a partial prepayment as of the date of such exchange in an amount equal to the sum of (x) the excess, if any, of $1,000,000 over 1% of the Merger Consideration plus (y) an interest factor at the rate of 9% simple interest per annum on the amount determined pursuant to clause (x) from the Closing Date through but not including the date of the exchange."

                  4. AMENDMENT TO SECTION 5. The following shall be added as
Section 5(g) of the Merger Agreement:

                  "Parent has no plan or intention to cause there to occur a merger between Buyer and Parent and Parent agrees that no such merger shall occur within the three year period following the Closing Date."

                  5. AMENDMENT TO SECTION 13. Section 13a of the Merger Agreement is hereby amended by the addition of the following clause at the end of such sentence:



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                  ", except that Buyer's certificate of incorporation shall be amended to change Buyer's name to MFS Network Technologies, Inc."

                  6. AMENDMENT TO SECTION 17.

                  (a) Section 17a of the Merger Agreement is hereby amended by replacing the second sentence thereof with the following:

                  "The Option may be exercised by MFS in whole or in part and from time to time by delivery of a notice to the Parent complying with Section 18d during the period commencing with the earlier to occur of the Merger or the termination of this Agreement pursuant to Section 11 and continuing through 5:00 PM, Eastern time, on the date six months following the payment in full of amounts owing under the Promissory Note."

                  (b) Section 17c of the Merger Agreement is hereby amended by inserting the following sentence at the end thereof:

                  "If Parent has failed to file a registration statement with the Securities and Exchange Commission on or before July 22, 1998 or at any time during the period commencing on September 30, 1998 and continuing through the Registration Term Parent has failed to use its reasonable efforts to cause such registration statement to be so effective and available for resale by MFS (Parent not to be liable hereunder due to delays caused by the Securities and Exchange Commission requesting additional information or amendments), MFS shall have the right to receive cash for some or all of the Option in the amount equal to the aggregate "spread" for the shares as to which the Option is being exercised, as determined pursuant to
                  Section 17b."

                  7. PROMISSORY NOTE AS AGREEMENT. For all purposes of the Merger Agreement, the Promissory Note shall be treated as an agreement contemplated by the Merger Agreement and the issuance of and performance under the Promissory Note shall be treated as a transaction contemplated by the Merger Agreement.

                  8. CONFIRMATION OF THE MERGER AGREEMENT. Except as set forth in this Amendment, the Merger Agreement is in all respects hereby ratified and confirmed and shall continue in full force and effect as amended hereby.


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                  9. MISCELLANEOUS. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Amendment shall in all respects be construed in accordance with and governed by the laws of the State of Delaware and the United States of America, without regard to the principles of conflicts of laws thereof, and may only be enforced in the courts of the State of Delaware, or the United States District Court for the District of Delaware, the jurisdiction of which courts each party hereto hereby irrevocably subjects itself to.


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         IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed and delivered as of the date first above written.

MFS Network Technologies, Inc.                       MFS Acquisition Corp.
By:  /S/ JOHN SIDGMORE                               By:  /S/ FRAZIER L. GAINES
   -----------------------------                        ------------------------
Name:   JOHN SIDGMORE                                Name:    FRAZIER L. GAINES
Title:                                               Title:   PRESIDENT AND CEO

MFS Communications Company, Inc.                     Able Telcom Holding Corp.
By:  /S/ JOHN SIDGMORE                               By: /S/ FRAZIER L. GAINES
   -----------------------------                        ------------------------
Name:   JOHN SIDGMORE                                Name:    FRAZIER L. GAINES
Title:                                               Title:  PRESIDENT AND CEO


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